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                                                                   EXHIBIT 10.86

               PLATINUM(R) SOFTWARE CORPORATION LICENSE AGREEMENT

         This License Agreement (the "Agreement") is made between Platinum Software Corporation, a corporation formed under the laws of the State of Delaware, with its principal place of business at 195 Technology Drive, Irvine, California 92718 ("Licensor") and the Licensee whose name appears on the signature page of this Agreement, ("Licensee"). Licensor and Licensee agree that the provisions of the Agreement apply to the license of the Licensed Software under this Agreement and any Order placed under this Agreement.

1. Definitions.

"Affiliate": An affiliate of, or person "affiliated" with a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person. Control means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

"Application Software": All modules of the Licensed Software, excluding the Customization Workbench.

"Authorized User(s)": Any employee of Licensee or its Affiliates, together with authorized agents or subcontractors of Licensee who shall require access to or use of the Licensed Software solely in connection with the business of Licensee.

"Concurrent User": Concurrent users are the number of users logged on to the system manager module or any other module of the Licensed Software.

"Customization Workbench": A series of software tools developed by Licensor utilized in the design and development of the Licensed Software which enable Licensee to obtain custom forms, reports and documents.

"Documentation": The user guides, manuals and associated documentation supplied by Licensor in connection with the Licensed Software.

"Licensed Software": That certain series of computer software programs which is described on the Order.

"Order": Licensor's standard form for ordering licenses of the Licensed Software, a copy of which is attached hereto.

"Subsidiaries": A corporation at least a majority of the voting capital stock of which is owned directly or indirectly by Licensee.

2. License.

(a) Subject to the terms and conditions of this Agreement, Licensor grants to Licensee, a non-exclusive and non-transferable license with respect to the Application Software to: (i) install, the server portion of the Application Software on a single computer acting as a network server ("Server") at its facilities in support of its internal business activities; (ii) install the client portion of the Application Software, which includes client interface libraries and client utilities on workstations or computers which are operating on a single network and are connected to one Server; (iii) use the Documentation only in conjunction with the installation and use of the Application Software. The License granted to Licensee hereunder shall be a license to use the machine-readable object code only, excluding any source code. As part of this license, only the number of Concurrent Users specified on the Order may access the network and use the services of the Application Software on the Server. In order to authorize additional Concurrent Users the Licensee must purchase additional user blocks. The license granted in this Section 2 is a license to use the Application Software on one Server. In addition, the Application Software may be used on an additional non-production server at no additional charge, subject to the concurrent user limitation for the purpose of testing and for training Licensee's employees on the use of the Application Software, provided that if the Application Software is loaded on another server for training, the Application Software is removed from the second Server once the training session
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is completed. The magnetic media, disk or CD-ROM on which the Licensed Software is recorded may contain modules or applications for which Licensee does not have a fully paid license to use. Licensee agrees to use only those applications or modules of the Licensed Software for which it has a fully paid license.

(b) [Customization Workbench License] If Licensee licensed the Customization Workbench, Licensor grants Licensee as an individual, a personal, non-exclusive license to use one copy of the Customization Workbench on a single computer for modification and enhancement of the Application Software. If Licensee is an entity, Licensor grants to Licensee the right to designate one individual within Licensee's organization to have the right to use the Customization Workbench. The Customization Workbench may also be used by a third party consultant to modify or enhance the Application Software, provided the Customization Workbench is loaded on Licensee's computer. Licensee may not modify the Application Software or have a third party modify the Application Software unless Licensee has a valid license for the Customization Workbench. The Customization Workbench may also be used to design, develop or test software products which operate with the Application Software.

(c) In addition to the rights granted in Section 2(b), Licensor grants to Licensee the right to use and modify the source code version of those portions of the Customization Workbench designated as "Sample Code" or "Templates" ("Sample Code") for the sole purposes of designing, developing and testing Licensee's software product(s), and to reproduce and distribute the Sample Code, along with any modifications thereof, only in object code form provided that Licensee complies with Section 2(d) below.

(d) In addition to the rights granted above, Licensor grants Licensee a nonexclusive royalty-free right to reproduce and distribute the object code version of any portion of the Customization Workbench listed in the following Customization Workbench files: Object Data Definition Files (*.odd), Platinum Publisher Report Files (*.rpt) and Platinum Basic P-code Files (*.SBX) ("Redistributable Software"), provided you comply with the following. If Licensee redistributes the Sample Code or Redistributable Software (collectively, "Redistributables") Licensee agrees to (i) distribute the Redistributables in object code only in conjunction with and as a part of a software application product developed by Licensee which adds significant and primary functionality to the Application Software and which is developed to operate with the Application Software; (ii) not use Licensor's name, logo, or trademarks to market your software application product; (iii) include a valid copyright notice on Licensee's software product; (iv) indemnify, hold harmless and defend Licensor from and against any claims or lawsuits, including attorney's fees that arise or result from the use or distribution of Licensee's software application product; (v) not permit further distribution of the Redistributables by Licensee's end user.

3. Delivery.

Within thirty (30) days after the date of this Agreement or such other date as specified on the Order, Licensor will deliver to Licensee the Licensed Software and all Documentation. Licensee shall be solely responsible for acquiring and installing computer hardware and the appropriate environment for the network. The Licensed Software shall be deemed to have been accepted by Licensee following delivery.

4. License Fees, Shipping Charges and Payment.

Licensee agrees to pay Licensor the license fees specified on the Order in installments as specified on the Order plus all shipping and freight charges in connection with the delivery of the Licensed Software.

5. Ownership; Copies.

(a) All right, title and interest in and to the Licensed Software, Documentation, enhancements or updates developed by Licensor and furnished to
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Licensee and the media on which the same are furnished to Licensee, and all copyrights, patents, trademarks, service marks or other intellectual property or proprietary rights relating thereto, are and shall remain with Licensor. Licensee acknowledges that no such right, title or interest in these items is granted under this Agreement, and that no such assertion shall be made by Licensee. Licensee is granted only a limited right of use as set forth herein, which right of use is subject to termination in accordance with Section 11 of this Agreement.

(b) Except as provided in Section 13(f) below, Licensee is prohibited from distributing, transferring possession of, or otherwise making available the Licensed Software, Documentation, enhancements or updates to any person other than Authorized Users under the terms of this Agreement and from installing the Licensed Software, enhancements or updates for use on any workstation or computer not within the property owned or leased by Licensee. Licensee shall advise all Authorized Users that they are prohibited from reproducing, distributing, transferring possession of or otherwise making available copies of the Licensed Software, Documentation, enhancements or updates and from using or installing the Licensed Software, enhancements or updates on any computer at any other location.

(c) Licensee shall not make any copies of any of the Documentation. Should Licensee require any additional copies of the Documentation, it shall obtain such copies from Licensor pursuant to the then current terms and conditions of Licensor relating thereto. Licensee shall not make any additional copies of the Licensed Software, enhancements or updates; provided, however, that Licensee may make up to two (2) additional copies of the Licensed Software for back-up or archival purposes and a reasonable number of copies for training purposes in accordance with Section 2 of this Agreement. All authorized copies of the Licensed Software shall contain all copyright notices or proprietary legends specified by Licensor.

6. Confidentiality.

(a) Because of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information"). Confidential Information shall include the Licensed Software and updates, including all source and object code and Documentation related to such software and the terms and pricing under this Agreement. Confidential Information also includes information relating to the disclosing party's business or financial affairs, such as financial results, business methods, pricing, competitor and product information and all other information designated as confidential. A party's Confidential Information shall not include any information which (i) becomes part of the public domain through no act or omission of the other party; (ii) is lawfully acquired by the other party from a third party without any breach of confidentiality; or (iii) is disclosed by a party to a third party without any obligation of confidentiality. The parties agree to maintain the confidentiality of the Confidential Information and to protect as a trade secret any portion of the other party's Confidential Information by preventing any unauthorized copying, use, distribution, installation or transfer of possession of such information. Each party agrees to maintain at least the same procedures regarding Confidential Information that it maintains with respect to its own Confidential Information. Without limiting the generality of the foregoing, Licensee shall not permit any personnel or Authorized User to remove any proprietary or other legend or restrictive notice contained or included in any material provided by Licensor.

(b) Both parties acknowledge that any use or disclosure of the other party's Confidential Information in a manner inconsistent with the provisions of this Agreement may cause the non-disclosing party irreparable damage for which remedies other than injunctive relief may be inadequate, and both parties agree that the non-disclosing party shall be entitled to receive from a court of competent jurisdiction injunctive or other equitable relief to restrain such
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use or disclosure in addition to other appropriate remedies. (c) The terms and provisions of this Section 6 shall survive any termination of this Agreement for any reason for a period of five years. (d) Licensee and Authorized Users shall not attempt to decompile or disassemble the object code of the Licensed Software and Licensee agrees to use its best efforts to prevent decompilation and disassembly of the object code of the Licensed Software by Authorized Users.

7. Warranties. (a) Licensor represents that it is the lawful owner or licensee of the Licensed Software and has the full right and authority to grant the licenses hereunder.

(b) Licensor warrants that the magnetic media on which the Licensed Software or an update is recorded and any Documentation provided under the terms of this Agreement will be free from defects in material and workmanship under normal use for a period of ninety (90) days. Licensor further warrants that the Licensed Software will perform substantially in accordance with the specifications set forth in the Documentation for a period of ninety (90) days from the date it is delivered.

(c) Licensor does not warrant that the functions contained in the Licensed Software or in any update will meet the requirements of Licensee or Authorized Users or that the operation of the Licensed Software or update will be uninterrupted or error-free. The warranties set forth in this Section do not cover any copy of the Licensed Software, update or any Documentation which has been altered or changed in any way by the Licensee or any Authorized User. Licensor is not responsible for problems caused by changes in, or modifications to, the operating characteristics of any computer hardware or operating system for which the Licensed Software or any update is procured, nor is Licensor responsible for problems which occur as a result of the use of the Licensed Software in conjunction with software of third parties or with hardware which is incompatible with the operating system for which the Licensed Software is being procured.

(d) As an accommodation to Licensee, Licensor may supply Licensee with pre-production releases of software programs ("Beta Releases"). These products are not suitable for production use. Licensor does not warrant that their operation will be uninterrupted or error free. Beta Releases, are distributed "AS IS".

(e) ANY IMPLIED WARRANTIES, TERMS OR CONDITIONS, INCLUDING WARRANTIES, TERMS OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY EXCLUDED. The warranties, terms and conditions contained in this section are made in lieu of all other express warranties, terms or conditions, whether oral or written. Only an authorized officer of the Licensor may make modifications to this warranty or additional warranties binding on the Licensor, and such modifications or additional warranties must be in writing.

8. Limitation of Remedies.

(a) Subject to Section 12 of this Agreement, Licensor's entire liability and Licensee's exclusive remedy for the breach of Licensor's warranty obligations in
Section 7 shall be (i) in the case of defects in media the replacement by Licensor of any magnetic media or Documentation not meeting Licensor's Limited Warranty, and (ii) in case of any nonconformity or defect in the Licensed Software, Licensor shall use commercially reasonable efforts to provide maintenance modifications or fixes with respect to any such error in a timely manner or at its option replace the Licensed Software. Licensor, however, shall not be obligated to correct, cure or otherwise remedy any error or defect in the Licensed Software resulting from any (i) modification of the Licensed Software by Licensee, (ii) misuse or damage of the Licensed Software or (iii) failure of Licensee to notify Licensor of the existence and nature of such nonconformity or defect promptly upon its discovery.

(b) LICENSOR DISCLAIMS ANY AND ALL LIABILITY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) ARISING OUT OF THIS AGREEMENT
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OR WITH RESPECT TO THE INSTALLATION, USE, OPERATION OR SUPPORT OF THE LICENSED
SOFTWARE OR ANY UPDATE OF THE LICENSED SOFTWARE, EVEN IF LICENSOR HAS BEEN APPRISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

(c) Subject to Section 12 of this Agreement, Licensee specifically agrees that any liability on the part of Licensor arising from breach of warranty, breach of contract, negligence, strict liability in tort or any other legal theory shall not exceed the aggregate amounts paid by Licensee in software license fees for the Licensed Software, prorated over a 5 year period from the date of this Agreement, notwithstanding any failure of essential purpose of any limited remedy.

9. Software Maintenance and Support.

(a) Upon execution of this Agreement,Licensee shall pay to Licensor the annual maintenance and support fee specified on the Order. Payment of the maintenance and support fee entitles Licensee to receive the maintenance described in
Schedule 1 attached hereto for a period of one (1) year following the date of this Agreement. Licensee will be invoiced for annual maintenance and support for subsequent years 30-60 days prior to the expiration of an annual maintenance and support period unless Licensee notifies Licensor in writing of its desire not to renew maintenance and support 60 days prior to the end of the existing maintenance and support period.

(b) Updates to the Licensed Software consist of new releases of a version of the Licensed Software which provide functional enhancements or error corrections. Upgrades to the Licensed Software consist of new releases of the Licensed Software with a higher Platinum version number such as from version 1.0 to 2.0. For the first year following the payment of the initial annual maintenance and support fee by Licensee and upon payment of the annual maintenance and support fee every year thereafter, Licensee will receive for its use without payment of any additional license fees all updates and upgrades issued by Licensor. Use of any update or upgrade with or in place of the Licensed Software shall be fully governed by and subject to the terms of this Agreement relating to the use of the Licensed Software. Any portion of the Licensed Software replaced by an update or upgrade shall be destroyed. Licensee may obtain updates or upgrades to the Licensed Software only by subscribing for annual maintenance and support. Updates and upgrades are not separately available.

10. Taxes.

Licensee shall, besides other amounts payable under this Agreement, pay all local, state and federal taxes (but excluding taxes imposed on Licensor's income) levied or imposed by reason of the transactions contemplated in this Agreement. Licensee shall promptly pay to Licensor any such taxes actually paid or required to be collected or paid by Licensor.

11. Term, Default and Termination.

(a) This Agreement is effective from the date of its execution until terminated by either party as provided below. In the event either party defaults in any material obligation in this Agreement, the other party shall give written notice of such default, and, if the party in default has not cured the default within thirty (30) days of the notice, the other party shall have the right to terminate this Agreement.

(b) Upon termination of this Agreement, regardless of the cause of termination, the license granted under this Agreement to use the Licensed Software is immediately revoked. Within ten (10) business days after the termination of this Agreement, for whatever reason, Licensee shall return to Licensor all copies of the Licensed Software, and/or updates and Documentation in Licensee's possession, including all copies of the Licensed Software, and/or updates and Documentation under the supervision and control of Licensee and Authorized
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Users. In the alternative, upon request of Licensor, Licensee shall destroy all such copies of the Licensed Software and/or updates and/or Documentation and certify in writing that they have been destroyed. TERMINATION SHALL NOT RELIEVE LICENSEE AND AUTHORIZED USERS OF THEIR OBLIGATIONS REGARDING THE CONFIDENTIALITY OF THE LICENSED SOFTWARE, UPDATES AND DOCUMENTATION OR LICENSOR OF ITS CONFIDENTIALITY OBLIGATIONS REGARDING CONFIDENTIAL INFORMATION OF LICENSEE IT RECEIVED. In the event of termination as a result of Licensee's failure to comply with any of its obligations under this Agreement, Licensee shall continue to be obligated for any payments due as of the date of termination. Termination of the license shall be in addition to, and not in lieu of, any other remedies available to Licensor.

12. Infringement Indemnity

Licensor, at its own expense, will indemnify and defend any action brought against Licensee to the extent that it is based on a claim that the Licensed Software or any update of the Licensed Software used within the scope of this Agreement infringes any United States patent or copyright provided that Licensor is promptly notified in writing of such claim. Licensor shall have the right to control the defense of all such claims, lawsuits, and other proceedings. In no event shall Licensee settle any such claim, lawsuit, or proceeding without Licensor's prior written approval. Licensor shall have no liability for any claim under this section if a claim for a United States patent or copyright infringement is based on the use of a superseded or altered version of the Licensed Software if such infringement would have been avoided by use of the latest unaltered version of the Licensed Software available as an update, or in the event such claim is based upon any modification or enhancement to the Licensed Software made by Licensee or Authorized Users. In the event a third party infringement claim is sustained in a final judgment from which no further appeal is taken or possible, or if Licensee's use of the Licensed Software is enjoined by a court, then Licensor shall, in its sole election and at its expense either (i) procure for Licensee the right to continue to use the Licensed Software pursuant to this Agreement; (ii) replace or modify the Licensed Software to make it non-infringing; or (iii) terminate this Agreement and refund to Licensee the depreciated value of the Licensed Software, based on straight line depreciation over a period of 5 years. Licensor shall have no other liability or obligation to Licensee except as expressly set forth above.

13. Miscellaneous.

(a) Each party acknowledges that it has read this Agreement and the maintenance and product support schedule attached to this Agreement, understands them, and agrees to be bound by their terms, and further agrees that they are the complete and exclusive statement of the agreement between the parties which supersedes and merges all prior proposals, understandings, and all other agreements, oral and written, between the parties relating to the subject matter of this Agreement, including without limitation the terms of any Licensee request for proposal or Licensor response or the standard printed terms on any Licensee purchase order. This Agreement may not be modified or altered except by written instrument duly executed by both parties.

(b) Any notice or other communication required or permitted in this Agreement shall be in writing and shall be deemed to have been duly given on the day of service if served personally or by facsimile transmission with confirmation, or three (3) days after mailing if mailed by First Class mail, registered or certified, postage prepaid, and addressed to the respective parties at the addresses set forth above, or at such other addresses as may be specified by either party pursuant to the terms and provisions of this paragraph.

(c) This Agreement and performance under this Agreement shall be governed by the laws of the State of California.

(d) No action, regardless of form, arising out of this Agreement may be brought by either party more than two years after the cause of action has arisen.
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(e) If any provision of this Agreement is invalid under any applicable statute or rule of law, it is to that extent to be deemed omitted. The remainder of the Agreement shall be valid and enforceable to the maximum extent possible.

(f) Licensee may not assign or sub-license, without the prior written consent of Licensor, its rights, duties, or obligations under this Agreement to any person or entity, in whole or in part, provided, however, that this Agreement may be assigned by Licensee without the consent of Licensor to any successor corporation or entity whether by purchase of all or substantially all of the assets or outstanding capital stock of Licensee or by merger or consolidation, provided that the transferee of the Licensed Software or this Agreement agrees in writing to be bound by and subject to all of the terms and provisions of this Agreement.

(g) The waiver or failure of either party to exercise in any respect any right provided for in this Agreement shall not be deemed a waiver of any further right under this Agreement.

(h) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and each of which together shall constitute a single instrument.

(i) Neither party shall be responsible for failure to perform in a timely manner under this Agreement when its failure results from any of the following causes; Acts of God or public enemies, civil war, insurrection or riot, fire, flood, explosion, earthquake or serious accident, strike, labor trouble or work interruption or any cause beyond its reasonable control.

(j) Licensee agrees to comply with all export and re-export restrictions and regulations ("Export Restrictions") imposed by the government of the United States. Licensee will not commit any act or omission which will result in a breach of any such Export Restrictions. Licensee agrees that it will comply in all respects with any governmental laws, orders or other restrictions on the export of the Licensed Software (and related information and Documentation) which may be imposed from time to time by the governments of the United States and Canada ("Export Requirements"). Licensee will take all actions which may be reasonably necessary to assure that it does not contravene the Export Requirements. This Section shall survive the expiration or termination of this Agreement.

(k) For purposes of this Agreement, Licensee is not an agent of Licensor, and Licensee has no express or implied authority to act on behalf of, or make any representations whatsoever on behalf of, Licensor. Licensor has no right to control any activities of Licensee outside the terms of this Agreement. Licensor is an independent contractor and neither party shall have the power or authority to bind the other party to any contract or obligation.

(l) Any action arising out of or relating to this Agreement or to its breach shall be brought in any federal or state court sitting in Orange County, California and both parties hereby submit to the exclusive jurisdiction of the state and federal courts in Orange County, California. The parties hereto consent to service of process by any means authorized by California or federal law. The prevailing party shall be entitled to receive from the other party its reasonable attorneys' fees and costs incurred in connection with any action or proceeding hereunder.

(m) On Licensor's request, no more frequently than annually, Licensee shall furnish Licensor with a signed certification (i) verifying that the Licensed Software is being used pursuant to the terms of this Agreement, including any user limitations and (ii) listing the locations, types and serial numbers of the Clients which the Licensed Software is being used. Licensee agrees to grant Licensor reasonable access to Licensee's site, upon prior written notice during normal business hours to audit the use of the Licensed Software.

(n) Any amounts payable by Licensee which are not paid within thirty (30) days after they are due shall bear interest at a rate of 1% per month from the due date until such amount is paid.

(o) Licensee acknowledges that it has been advised by Licensor's personnel that:
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(i) the Licensed Software is client/server application software which is sophisticated financial accounting software; and (ii) the successful implementation of the Licensed Software requires the formulation of a detailed workplan which includes an implementation plan, a user education plan, and data migration plan and associated consulting and education services. The consulting and education services are offered by Licensor and other third party consultants.

Each party has caused this Agreement to be executed by its duly authorized representative.

LICENSOR:                              LICENSEE:

                                        Medicis Pharmaceutical Corp.
                                       ------------------------------
Platinum Software Corporation          [Licensee Name]

By:  /s/ Perry Tarnofsky               By:   /s/ Mark A. Prygocki Sr.
    ------------------------------          -------------------------

Name:  Perry Tarnofsky                 Name:  Mark A. Prygocki Sr.
      ----------------------------           ------------------------

Title:  Assistant Secretary           Title:  Chief Financial Officer
        --------------------------            -----------------------

Date:  March 31, 1997                  Date:  March 31, 1997
      ----------------------------           ------------------------

                                   Schedule 1
                             Maintenance and Support

Upon payment of the annual maintenance and support services fee listed in this Agreement and the Order, Licensor will provide the following maintenance and support services for the Licensed Software:

PLATINUM(R) SQL SOFTWARE

Unlimited Telephone or Facsimile Support

The hours of operation are 6:00 AM to 5:00 PM, Pacific Standard Time, during normal business hours (Monday through Friday), excluding holidays. Licensee shall appoint three (3) individuals within Licensee's organization to serve as the primary contacts between Licensee and Licensor and to receive support through the telephone support center.

Maintenance Updates/Upgrades

Licensor shall provide to Licensee without additional charge, all updates to the Application Software (including related documentation) commercially released by Licensor during the term of the maintenance agreement. Updates consist of new releases of a particular software version which provide functional enhancements and error corrections. Licensor shall provide to Licensee without additional charge, all upgrades to the Application Software commercially released by Licensor during the term of the agreement. Upgrades consist of new releases with a higher Licensor version number.

Remote Diagnostics
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Licensor may provide remote access software to facilitate remote diagnostics. In order to take advantage of remote diagnostics, Licensee may be required to purchase a compatible modem.

Cost

The Maintenance and Support Plan is priced at 18% of the then current list price for the Licensed Software. There is a penalty for lapsed coverage of software maintenance. Users who wish to purchase a software maintenance agreement after a lapse of coverage will be charged for all of the time that they were not covered, as follows:

The charge for the time the user was not covered will be prorated based upon an annual cost of 18% of the then current list price for the Licensed Software. Thus, if the user had a lapse of nine months, they would be charged for the lapsed period at a rate of 9/12 x 18% of the then current list price for the Licensed Software. To resume coverage, the user must sign up for at least one full year beyond the lapsed period. Each year will be charged at a rate of 18% of the then current list price.

Term

The term of the maintenance and support plan is one (1) year commencing on the date of the attached License Agreement.

Conditions

Program maintenance and telephone and other support for previous versions of the Application Software may be discontinued by Licensor upon ninety (90) days advance notice. Licensor only provides support and maintenance for the current and immediately prior release of the Application Software. For example, if version 1.3 is the current release, Licensor will provide support and maintenance for version 1.3 and 1.2 and will cease supporting version 1.1 ninety
(90) days following the release of version 1.3. If an end user cancels its subscription anytime during a subscription period, no refund, pro-rated or otherwise, will be given.

PLATINUM(R) SQL CUSTOMIZATION WORKBENCH

Standard Developer Support

The hours of operation are 6:00 AM to 5:00 PM, Pacific Standard Time, during normal business hours (Monday through Friday), excluding holidays. Only one registered user per copy of the Customization Workbench licensed is entitled to receive support through the telephone support center. If Licensee is an entity, it must designate one individual to have the right to obtain developer support. Licensor reserves the right to withhold support to anyone who has not satisfied Licensor's Developer Support training requirements. The present training requirements include attendance at required Licensor Customization Workbench training courses. Licensor reserves the right to modify training requirements from time to time. Standard Developer Support includes consultation via telephone, facsimile or electronic mail concerning the use of the tools, utilities and documentation provided with the Customization Workbench. Standard Developer Support does not include the coding or development of customizations or integration projects.

Remote Development Services

Remote Development Services, including the design and development of
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customizations is available under separate contract through Licensor's Developer
Support Organization. Such support may include designing, developing and debugging custom software and/or support of third party products. To obtain Remote Developer Services, a registered user should contact Developer Support for further information at (800) 285-7877.

Software Updates/Upgrades

Licensor shall provide to the registered user without additional charge, all updates to the Customization Workbench (including related documentation) commercially released by Licensor during the term of the maintenance agreement. Updates consist of new releases of the Customization Workbench which provide functional enhancements and error corrections.

Electronic Mail and Web Site Access

Answers to questions, software code examples and other technical documentation which may constitute the resolution to inquiries may be provided by Licensor to registered users via electronic mail or registered users may be directed to information available on the Platinum Software Corporation Web site (http:/www.platsoft.com). In order to access this information registered users may be required to obtain additional software, equipment and Internet access.

Cost and Conditions

The Maintenance and Support Plan for the Customization Workbench is priced at 18% of the then current list price for the Customization Workbench. If Licensee allows its maintenance and developer support plan for the Customization Workbench to expire and desires to resume maintenance and developer support, there is a penalty for lapsed coverage of software maintenance and developer support. Users who wish to purchase a software maintenance and developer support agreement after a lapse of coverage will be charged for all of the time that they were not covered, as follows: The charge for the time the user was not covered will be prorated based upon the then current list price for Customization Workbench Developer Support. Thus, if the user had a lapse of nine months, they would be charged for the lapsed period at a rate of 9 /12 x the then current list price for Customization Workbench maintenance and developer support. To resume coverage, the user must sign up for at least one full year beyond the lapsed period. Each year will be charged at a rate equal to the then current list price for maintenance and support for the Customization Workbench. Program maintenance and telephone and other support for previous versions of the Customization Workbench may be discontinued by Licensor upon ninety (90) days advance notice. Licensor only provides support and maintenance for the current and immediately prior release of the Customization Workbench. For example, if version 1.3 is the current release, Licensor will provide support and maintenance for version 1.3 and 1.2 and will cease supporting version 1.1 ninety
(90) days following the release of version 1.3. If an end user cancels its subscription anytime during a subscription period, no refund, pro-rated or otherwise, will be given. This maintenance and developer support agreement is for one plan, per registered user, for the Customization Workbench.

Term

The term of the maintenance and developer support plan is one (1) year commencing on the date of the attached License Agreement.

                         SUPPLEMENT TO LICENSE AGREEMENT


         This Supplement to License Agreement ("Supplement") is made and entered into as of this 28th day of March, 1997 by and between Platinum Software Corporation ("Licensor") and Medicis Pharmaceutical Corporation ("Licensee").

                                 R E C I T A L S

A. Licensee and Licensor are entering into a license agreement (the "License Agreement") pursuant to which Licensee will license from Licensor certain software developed by Licensor known as "Platinum(R) SQL."

B. Licensor and Licensee desire to amend and supplement the License Agreement as provided herein.

         NOW THEREFORE, in consideration of the above recitals and the mutual covenants and conditions contained below, Licensor and Licensee hereby agree as follows:

1. The definition of Application Software shall be revised to read as follows:
"All modules of the Licensed Software, including upgrades, updates and new versions provided by Licensor, excluding the Customization Workbench." Add "as defined under applicable federal securities laws" to the end of the definition of Affiliate in Section 1.

2. Add the following to the end of the definition of Authorized Users: "but excluding Licensor and its agents."

3. Add the phrase "and use" after the word "install" in the third and sixth lines of Section 2(a).

4. In the first sentence of Section 2(b) delete "as an individual, a personal," and replace with "a." Revise the second sentence of Section 2(b) to read: "If Licensee is an entity, Licensor grants to Licensee the right to designate one individual (which may change from time to time) within Licensee's organization to have the right to use the Customization Workbench."

5. Revise clause (iv) of Section 2(d) to read as follows: "indemnify, hold harmless and defend Licensor from and against any claims or lawsuits including attorneys fees and expenses that arise or result from the use or distribution of Licensee's software application product, excluding any use or distribution by the Licensor;"

6. In Section 4 add the word "reasonable" before the word "shipping" in the second line.

7. Revise the third sentence of Section 5(a) to read as follows: "Except for the license granted to Licensee in this Agreement, Licensee acknowledges that no such right, title or interest in these items is granted under this Agreement, and that no such assertion shall be made by Licensee."

8. Licensor and Licensee acknowledge that from time to time Licensee may engage Licensor's professional consultants to make certain modifications to the Licensed Software. Licensee may request that such modifications be done on a confidential basis and that the modifications not be made available to other parties in the same industry as Licensee, and Licensor will assess such request and not unreasonably withhold its agreement to such request.

9. Revise the final line of Section 7(b) to read "ninety (90) days from the date it is installed." Also, add "after installation" at the end of the first sentence in Section 7(b).

10. Add the following to the end of Section 7(a): "and that the Licensed Software will not infringe any United States, Canadian, UK, Australian or New Zealand patent or copyright or similar intellectual property right."

11. In the tenth line of Section 7(c) add "done by Licensee or contractors of Licensee" after the word "system." Add the following to the end of Section 7(d):
"Licensor will not provide Licensee Beta Releases for production purposes unless requested by Licensee."

12. In Section 8 revise clause (iii) at the end of this section to read:
"failure of Licensee to notify Licensor of the existence and nature of such non-conformity or defect within a reasonable amount of time following its discovery by Licensee or its Authorized Users." Also, add "caused by Licensee or its Authorized Users" after the word Software in the second clause (ii) in
Section 8(a).

13. Add the following to the end of Section 8(b): "This Section 8(b) as well as
Section 8(c) shall not apply to violations of Section 6 of this Agreement caused by Licensor or its authorized agents. For purposes of clarification, Focus Soft is not an authorized agent of Licensor." In Section 8(c), delete the last three lines and place a period after the word "Software" at the end of the fifth line.

14. Notwithstanding Section 9(a) and Schedule 1 to the Agreement, payment of the maintenance and support fee specified on the Order entitles Licensee to receive the maintenance and support described on Schedule 1 for the period commencing upon the date of this Agreement and ending on June 1, 1998.

15. Notwithstanding the terms of Schedule 1 to the Agreement, after the first period of maintenance and support (through June 1998) the annual maintenance and support fee for subsequent years shall not increase by more than the amount determined by multiplying the previous year's maintenance and support fee by a fraction, the numerator of which is the Consumer Price Index for the month two months prior to the adjustment and the


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
denominator of which shall be the Consumer Price Index for the same month for the prior year, plus five percent (5%). So long as Licensee is subscribing for maintenance from Licensor, in no event shall the maintenance fee be reduced below the prior year. The Consumer Price Index to be used is the CPI For All Urban Consumers, - All Items, for the United States, published monthly by the US Department of Labor in which 1982-1984 equals 100.

16. In Section 9(b) delete the word "license" from the end of the ninth line. In addition, delete the following sentence: "Any portion of the Licensed Software replaced by an update or upgrade shall be destroyed."

17. Revise the first two sentences of Section 11(b) to read as follows: "Upon the termination of this Agreement by Licensor pursuant to Section 11(a) above due to an uncured material breach by Licensee, the license granted under this Agreement to use the Licensed Software is immediately revoked. Within ten (10) business days after such termination of this Agreement, Licensee shall return to Licensor all copies of the Licensed Software, and/or updates and Documentation in Licensee's possession, including all copies of the Licensed Software, and/or updates and Documentation under the supervision and control of Licensee and Authorized Users."

18. Add the word "material" before the word "obligations" in the fourth line from the bottom of Section 11(b). Add the following to the end of Section 11(b):
"Termination of this Agreement shall not relieve the parties of their confidentiality obligations under Section 6 or their obligation under Section 8."

19. Revise the first sentence of Section 12 to read as follows: "Licensor, at its own expense, will indemnify and defend (including reasonable attorneys fees and expenses) any action brought against Licensee to the extent that it is based on a claim that the Licensed Software or any update of the Licensed Software used within the scope of this Agreement infringes any United States, Canada, United Kingdom, Australia, or New Zealand patent or copyright. Licensee agrees to promptly notify Licensor in writing of any potential infringement claim."

20. In the eleventh line of Section 12 after the word "States" add ", Canada, United Kingdom, Australia or New Zealand".

21. Revise Section 12(ii) to read as follows: "replace or modify the Licensed Software to make it non-infringing without materially affecting the functionality of the Licensed Software."

22. In the twentieth line of Section 12, after the word "election" add "after consultation with Licensee".

23. Revise clause 12(iii) to read as follows: "terminate this Agreement and refund to Licensee the software license fees paid by Licensee to Licensor for the Licensed

Software." In addition, revise the final sentence of Section 12 to read as follows: "Licensor shall have no other liability or obligation to Licensee for intellectual property infringement except as expressly set forth above."

24. In the third line of Section 13(b) delete "or by facsimile transmission with confirmation".

25. In Section 13(d) delete the word "arisen" and replace with "been discovered."

26. On Schedule 1 under the section headings Maintenance Updates/Upgrades, and Customization Workbench Software Updates/Upgrades add the word "and upgrades" after the word "updates" in the first sentence. In addition, add the following to the end of the final sentence of both of these paragraphs: "as well subsequent versions of the Application Software or a replacement version if Platinum SQL is discontinued and replaced with another product." Under the heading Cost, delete the second sentence and replace with the following: "There is a penalty for lapsed coverage of software maintenance, which penalty will apply only if Licensee elects to allow its software maintenance and support subscription to lapse."

27. Under the heading Standard Developer Support on Schedule 1, delete the third sentence and in the second line after the word "individual" add "at any time".

28. Licensor and Licensee acknowledge that concurrent with Licensee's purchase of the Licensed Software, Licensee is also purchasing certain manufacturing software from Focus Soft, Inc. Licensee will be engaging Licensor's professional consulting staff to assist in the implementation of the Licensed Software. Licensor agrees to serve as the single point of contact for issues on the implementation of both the Licensed Software and the Focus Soft software. Licensor is aware of several customers that have implemented the Licensed Software and the Focus Soft software and used both packages together. In this regard, Licensor is not aware of any material difficulties incurred by such customers in using the Licensed Software and the Focus Soft software together. If Focus Soft fails to perform its obligations to implement the Focus Soft software, Licensor will assist in the implementation of such software on a time and materials basis, and reserves the right to subcontract such services. If Focus Soft fails to provide an integration to subsequent releases of the Licensed Software within six (6) months following the subsequent release, Licensor will assist in completing an interface between the Focus Soft software and the subsequent version of the Licensed Software on a time and materials basis. If Focus Soft fails to provide maintenance and support for the Focus Soft software, Licensor will use its reasonable best efforts to assist Licensee in locating a third party to provide such maintenance and support.

29. Licensor agrees that Licensee may withhold and not pay up to $7,800 of consulting invoices until such time as the implementation project for the Licensed Software is complete.

         IN WITNESS WHEREOF, the undersigned parties have executed this Supplement as of the date first above written.


Platinum Software Corporation                Medicis Pharmaceutical Corporation

By: /s/ Perry Tarnofsky                      By: /s/ Mark A. Prygocki Sr.
    --------------------------                   ----------------------------

Its: Assistant Secretary                     Its: Chief Financial Officer
     -------------------------                    ---------------------------

Date: March 31, 1997                         Date: March 31, 1997
      ------------------------                     --------------------------


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